Exhibit 99.1

Sealed Air Corporation 200 Riverfront Boulevard Elmwood Park, NJ 07407
PRESS RELEASE

SEALED AIR ANNOUNCES THE ELECTION OF

MR. JERRY R. WHITAKER TO BOARD OF DIRECTORS

ELMWOOD PARK, N.J., Monday, January 30, 2012 - Sealed Air Corporation (NYSE: SEE) announced today that Mr. Jerry R. Whitaker was elected to the Company's Board of Directors as an independent director, effective immediately.

Mr. Whitaker is the retired President of the Electrical Sector-Americas Group of Eaton Corporation, a global diversified power management company that manufactures electrical and industrial products and services.  The Electrical Sector-Americas represents the largest operating unit of Eaton Corporation.  During Mr. Whitaker’s 17-year tenure at Eaton Corporation, he held several executive management positions and established a track record of improving profitability across the multinational manufacturing footprint and expanding Eaton’s market presence in targeted segments.  Currently, Mr. Whitaker serves as a director of Matthews International Inc. (a NASDAQ listed company) and as a director of Crescent Electric Supply Company.  He also serves on the boards of the Carnegie Science Center (serving as Chairman of the Carnegie Science Center Awards for Excellence over the last ten years), the Allegheny Conference on Community Development, Pittsburgh American Middle East Institute and the Corporate Circles Board of the Pittsburgh Cultural Trust.  Mr. Whitaker holds a bachelor of science degree in electrical engineering from Syracuse University and a master of business administration degree from George Washington University.

Business

Sealed Air is the new global leader in food safety and security, facility hygiene and product protection.  With widely recognized and inventive brands such as Bubble Wrap® brand cushioning, Cryovac® brand food packaging solutions and Diversey® brand cleaning and hygiene solutions, Sealed Air offers efficient and sustainable solutions that create business value for customers, enhance the quality of life for consumers and provide a cleaner and healthier environment for future generations.  On a pro forma basis, Sealed Air generated revenue of $7.6 billion in 2010 and has approximately 26,000 employees who serve customers in 175 countries.  To learn more, visit www.sealedair.com.

Contact

Amanda H. Butler

Director, Investor Relations

201-703-4210

Investor.relations@sealedair.com